Exhibit 8.1

October 2, 2015	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Re:	Canadian Imperial Bank of Commerce

Registration Statement on Form F-3

Dear Sirs:

We have represented Canadian Imperial Bank of Commerce, a bank organized under the Bank Act (Canada) (the “Bank”), in connection with the registration of U.S.$2,000,000,000 aggregate principal amount of debt securities of the Bank (the “Notes”), under a Registration Statement on Form F-3, file number 333-202584 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Notes are to be issued under an indenture, dated as of September 15, 2012 (the “Indenture”), between the Bank and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

We have reviewed the discussion set forth under the heading “Certain Income Tax Consequences—United States Taxation” (the “Discussion”) in the prospectus supplement dated April 30, 2015. The statements in the Discussion constitute our opinion with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, subject to the qualifications and limitations set forth in such discussion. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

The opinions and statements expressed herein are as of the date hereof. Any change in applicable laws or facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

CIBC

October 2, 2015

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference in the Registration Statement and to any reference to us, in our capacity as special U.S. tax counsel to the Bank, or any opinion of ours delivered in that capacity in a product supplement, product prospectus supplement, pricing supplement or similar document relating to the offer and sale of any particular Note or Notes prepared and filed by the Bank with the Securities and Exchange Commission on this date or a future date. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP